Exhibit 99.1

FOR IMMEDIATE RELEASE

GIANT GROUP, LTD. ANNOUNCES TRIAL DATE

LOS ANGELES, California, March 3, 2004 — GIANT GROUP, LTD. (OTC Bulletin Board-GPOL) reported today that a trial date has been set for the pending litigation between GIANT, as plaintiff and L.H. Friend, Gregory Presson and Robert Campbell (“LH Friend”), as defendants. The trial is scheduled to commence on June 30, 2004 in the California Superior Court for the County of Los Angeles located in Santa Monica, California.

This lawsuit asserts causes of action for breach of contract, breach of fiduciary duty, constructive fraud and professional negligence arising from L H Friend’s services provided to the Company related to the acquisition of Periscope Sportswear, Inc. (“Periscope”) in December 1998. Periscope filed for bankruptcy protection in November 2000. The amount sought by GIANT in this lawsuit is approximately $35.2 million. Management is unable to predict the outcome of this legal action.

For further information contact:

Burt Sugarman

Chairman of the Board and Chief Executive Officer

GIANT GROUP, LTD.

(310) 273-5678